Exhibit 99.1

News Release

FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

Release	Immediate

Contact	Investors: Maryann Seaman (312) 861-6414

Media: Bruce Bullock (281) 591-4429 Tommy Lyles (281) 591-4419

FMC Technologies Appoints Peter D. Kinnear President and Chief Operating Officer

Houston, February 27, 2006 – FMC Technologies, Inc. (NYSE: FTI) announced today that its Board of Directors has appointed Peter D. Kinnear President and Chief Operating Officer. In addition to his current responsibilities of managing the Company’s Energy Systems businesses, he will now lead its FMC FoodTech and Airport Systems businesses and the corporate information technology, human resources, and procurement functions.

“Peter’s success in leading our oilfield businesses, building our subsea franchise and expanding our technology base make him a superb choice to manage a broader portfolio of businesses, ” said Joseph H. Netherland, Chairman and Chief Executive Officer. “Peter’s operations expertise, vision of growth, and important industry relationships will serve FMC Technologies well as we continue to grow the company.”

Until his latest appointment, Kinnear served as Executive Vice President, responsible for the Company’s Energy Systems businesses. He joined FMC Technologies’ predecessor organization in 1971 as a Business Planner. He subsequently held several marketing and operations management positions in the Company’s energy businesses. He was named a Vice President in 2000 and an Executive Vice President in 2004. He currently serves as Chairman of the U.S. National Committee of the World Petroleum Council. He serves on the boards of Tronox, Inc. (NYSE: TRX), the Petroleum Equipment Suppliers Association, and the Offshore Energy Center.

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FMC Technologies, Inc. (www.fmctechnologies.com) is a global leader providing mission-critical technology solutions for the energy, food processing and air transportation industries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production Systems and Energy Processing Systems), FoodTech and Airport Systems businesses. FMC Technologies employs approximately 10,000 people and operates 32 manufacturing facilities in 17 countries.